Exhibit 99.1

PRESS RELEASE	Corporate Headquarters 355 South Grand Avenue Suite 3100 Los Angeles, CA 90071 United States T 213.613.3333 F 213.613.3005 www.cbre.com

FOR IMMEDIATE RELEASE — November 6, 2002

For further information:
Kenneth Kay	Ronald Platisha
Chief Financial Officer	Executive Vice President-Finance
CB Richard Ellis	CB Richard Ellis
213.613.3420	310.354.6044

CBRE Holding, Inc. Reports Third Quarter 2002 Results

Los Angeles, CA (November 6, 2002) — CBRE Holding, Inc., parent corporation of CB Richard Ellis Services, Inc., one of the world’s leading real estate services companies, today reported its results for the three and nine months ended September 30, 2002.

Revenue totaled $284.9 million for the third quarter ended September 30, 2002, compared to $276.2 million for the third quarter ended September 30, 2001.  Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA) for the third quarter totaled $27.6 million, a $3.6 million or 15.2% increase from last year’s same period results.

Revenue totaled $793.8 million for the nine months ended September 30, 2002, which represents a $39.7 million or 4.8% decrease from the prior year. EBITDA for the nine months ended September 30, 2002 was $72.1 million, a $13.6 million or 23.3% increase from the prior year.

On November 7, 2002, at 9:00 a.m. Pacific time, the Company will hold a conference call with its bondholders to discuss its results for the quarter ended September 30, 2002.  To access the call, dial 800-230-1951, and request CB Richard Ellis Third Quarter 2002 Earnings (outside the United States, please call 612-332-0226).  A transcript of the call will be available on www.cbre.com for review within seven working days of the call.

Headquartered in Los Angeles, CBRE Holding, Inc. is one of the world’s leading real estate services companies. With approximately 9,300 employees, the Company serves real estate owners, investors and occupiers throughout approximately 250 owned and affiliated offices in 47 countries. The Company’s core services portfolio includes property sales, leasing and management, corporate services, facilities and project management, mortgage banking, investment management, capital markets, appraisal and valuation, research and consulting.  The Company reported net revenues of $1.17 billion in 2001.  For more information about CB Richard Ellis, visit the Company’s website at www.cbre.com.

This release contains forward-looking statements concerning expectations for future revenues, cost reductions and earnings performance.  These statements reflect the company’s current plans and expectations and are based on information currently available to it.  They rely on a number of assumptions and estimates, which could prove to be inaccurate, and which are subject to risks and uncertainties that could cause the Company’s actual results to vary materially from the results anticipated.  CB Richard Ellis undertakes no obligation to update publicly or revise any forward-looking statements.  These statements are qualified by reference to the Company’s 2001 Annual Report and Form 10-K and its quarterly reports on Form 10-Q.

CBRE HOLDING, INC.
OPERATING RESULTS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2001	2002	2001

Revenue from real estate services	$284,928	$276,153	$793,811	$833,500

Costs and expenses:
Commissions, fees and other incentives	137,510	133,803	368,537	389,908
Operating, administrative and other	119,852	118,424	353,223	385,136
Depreciation and amortization	6,404	8,302	18,107	31,444
Merger-related and other nonrecurring charges	—	19,795	50	25,403
Total costs and expenses	263,766	280,324	739,917	831,891

Operating income (loss)	21,162	(4,171)	53,894	1,609
Interest income	1,275	1,248	2,673	3,320
Interest expense	15,420	15,297	46,341	35,485

Income (loss) before provision for income tax	7,017	(18,220)	10,226	(30,556)
Provision for income tax	5,136	9,455	6,596	2,216

Net income (loss)	$1,881	$(27,675)	$3,630	$(32,772)

EBITDA excluding merger-related and other nonrecurring charges	$27,566	$23,926	$72,051	$58,456

EBITDA margin excluding merger-related and other nonrecurring charges	9.7%	8.7%	9.1%	7.0%

CB RICHARD ELLIS SERVICES, INC (1)
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	September 30, 2002	December 31, 2001

Assets:
Cash and cash equivalents	$18,463	$57,447
Warehouse receivable (2)	63,940	106,790
Other current assets	209,171	215,681
Property and equipment, net	62,896	68,451
Goodwill and other intangible assets, net	673,535	647,660
Deferred taxes, non current	31,947	54,002
Cash surrender value of insurance policies, deferred compensation plan	59,466	69,385
Other assets	148,132	140,101
Total assets	$1,267,550	$1,359,517

Liabilities:
Current liabilities, excluding debt	$201,189	$258,271
Warehouse line of credit (2)	63,940	106,790
Revolver and swingline credit facility	7,000	—
Senior secured term loan tranche A	40,625	46,250
Senior secured term loan tranche B	182,687	184,075
11 1/4% senior subordinated notes	225,889	225,737
Other debt (3)	66,337	65,396
Deferred compensation liability	96,453	105,104
Other long-term liabilities	51,439	46,661
Total liabilities	935,559	1,038,284

Minority Interest	4,602	4,296

Stockholders’ equity	266,252	257,281
Mezzanine notes	61,137	59,656
Total stockholders’ equity	327,389	316,937
Total liabilities and stockholders’ equity	$1,267,550	$1,359,517

(1)    CB Richard Ellis Services, Inc. is a wholly owned subsidiary of CBRE Holding, Inc.

(2)    Includes Freddie MAC loan receivables and related non-recourse warehouse line of credit of $63.9 million and $106.8 million at September 30, 2002 and December 31, 2001, respectively.

(3)    Includes non-recourse debt relating to a building investment in Japan of $39.7 million and $37.2 million at September 30, 2002 and December 31, 2001, respectively.